Exhibit 99.1

Takung Art Reports Second Quarter 2017 Financial Results

$.02 EPS for Q2 2017 vs. $.10 in Q2 2016

“Significant Improvements” in Revenue and Earnings Projected for Q3

HONG KONG, CHINA / August 14, 2017 / Takung Art Co., Ltd. (NYSE American: TKAT) (“Takung” or the “Company”), an online trading platform that facilitates art collectors and art-interested investors to obtain and trade shared ownership units in Asian and international fine arts, today announced that for the second quarter ended June 30, 2017, the Company had a net profit of $0.2 million, or $.02 per share, on revenue of $2.9 million, compared to a net profit of $1.1 million, or $.10 per share, on revenue of $4.7 million in the second quarter of 2016.

“Significant improvements” in revenue, earnings and other metrics are “highly likely” to occur in the third quarter, said Chairman and CEO Mr. Di Xiao. “For example,” added Mr. Xiao, “During Q3 2017 Takung expects to launch 16 new listings valued at almost $5.0 million, more than double the value of the new listings launched in Q2 2017. In addition, the Company believes the average listing value per portfolio will improve to $300 thousand, 124 percent higher than in Q2. Furthermore, our gross profit margin is projected to remain above 90 percent, demonstrating the strength of Takung’s business model.”

“We also expect that our platform trading value, which jumped 224 percent to $4.12 billion in Q2 and produced a 95 percent increase in commission revenues over Q2 2016, will continue to accelerate in Q3 2017,” continued Mr. Xiao.

For the first six months of 2017 ended June 30, Takung reported net income of $1.1 million, or $.10 per share, on revenue of $7.2 million, compared to net income of $2.2 million, or $.20 per share, on revenue of $8.5 million in same period last year.

“Not only are we confident that our third quarter will improve, we are also expecting an excellent second half of 2017,” said Mr. Xiao. “Over the next five months, we anticipate several new initiatives and prestigious partnerships that will add meaningful revenue as well as augment Takung’s reputation as a trusted brand in the art and collectibles market. We are confident that the efficiencies achieved by our A-tier model, a new tier comprising the top-performing portfolios on our platform, will increase trading liquidity and lead to higher listing fee revenue.”

“We also remain bullish about Takung Online, our new platform for buying and selling whole pieces of art. Since this new platform was introduced in June, we have added 10 artists, bringing our total to 90 artists offering 688 works of art. We are on track to meet our goal of 300 listed artists by the end of this year,” concluded Mr. Xiao.

Second Quarter 2017 Financial Performance

Total revenue decreased 37.7% to $2.9 million in the second quarter of 2017 from $4.7 million during the same quarter of 2016. The decrease was primarily attributable to lower listing fee revenue as the business model transitioned to include the A-tier listing category.

Listing fee revenue contributed $0.8 million, or 28.9% of total revenue, in the second quarter of 2017, compared to $3.0 million or 64.1% of total revenue in the same quarter of 2016. The Company added 14 new listings in the second quarter of 2017, bringing the total number of listings to 213, compared to 52 new listings in the second quarter of 2016. As of June 30, 2017, the aggregated listing value was $52.6 million compared to $32.0 million on June 30, 2016.

Commission fee revenue accounted for $1.8 million or 61.8% of total revenue, a 94.6% increase from $0.9 million or 19.8% of total revenue in the same quarter of 2016. This increase was driven by a 367% increase in trading volume and a 224% increase in transaction value for the three months ended June 30, 2017, compared to the same period in 2016. Total transaction value in the second quarter of 2017 was $4.12 billion compared to $1.27 billion in the same quarter last year.

Management fee revenue was $0.3 million or 9.3% of total revenue, compared to $0.4 million or 9.2% of total revenue in the same quarter of 2016, representing a 36.9% decrease.

Cost of revenue was $0.3 million, or 9.2% of sales, in the second quarter of 2017, which is consistent with the cost of revenue in the second quarter of 2016.

Gross profit was $2.7 million in the second quarter of 2017, a decrease of 39.8% from $4.4 million in the same quarter of 2016. Gross margin was 90.8% compared to 94.1% in the same quarter of 2016. The decrease was a result of decreased total revenue and consistent cost of revenue.

Selling expenses in the second quarter of 2017 decreased 55.9% to $0.3 million from $0.7 million in the same quarter of 2016, driven by a decrease in number of listings during the period. As a percentage of total revenue, selling expenses were 10.6%, down from 15.0% in the second quarter of 2016.

General and Administrative Expenses increased 26.5% to $2.2 million in the second quarter of 2017 compared to $1.8 million for the same period in 2016. The increased year-over-year expenses were driven by an increase of employee salaries.

Income from operations decreased 94.7% to $0.1 million in the second quarter of 2017 compared to $1.9 million in the second quarter of 2016 due to higher general and administrative expenses. Operating margin decreased to 3.5% from 41.3% compared to the second quarter of 2016.

Net income decreased 78% to $0.2 million in the second quarter of 2017 from $1.1 million in the same quarter of 2016. Fully diluted net income per share was $0.02 in the second quarter of 2017, compared to $0.10 in the second quarter of 2016.

First Half 2017 Financial Performance

Total revenue decreased 15.1% to $7.2 million in the first half of 2017 from $8.5 million during the same period of 2016. The decrease was primarily attributable to lower listing fee revenue in the second quarter of 2017 as the business model transitioned to include the A-tier listing category.

Listing fee revenue contributed $3.2 million, or 43.8% of total revenue, in the first half of 2017, compared to $5.2 million or 61.3% of total revenue in the same period of 2016.

Commission fee revenue accounted for $3.5 million or 48.3% of total revenue, a 67.8% increase from $2.1 million or 24.4% of total revenue in the same period of 2016. This increase was driven by a 427% increase in trading volume and a 325% increase in transaction value for the six months ended June 30, 2017, compared to the same period in 2016. Total transaction value in the first half of 2017 was $8,857,831,468 compared to $2,085,002,313 in the same period last year.

Management fee revenue was $0.6 million or 7.9% of total revenue, compared to $0.6 million or 6.6% of total revenue in the same period of 2016, representing a 0.9% increase.

Cost of revenue was $0.5 million, or 7.4% of sales, in the first half of 2017, which is consistent with the cost of revenue in the same period of 2016.

Gross profit was $6.7 million in the first half of 2017, a decrease of 16.1% from $7.9 million in the same period 2016. Gross margin was 92.6% compared to 93.7% in the same period of 2016. The decrease was a result of decreased total revenue and consistent cost of revenue.

Selling expenses in the first half of 2017 decreased 51.7% to $0.6 million from $1.3 million in the same period of 2016, driven by a decrease in number of listings during the period. As a percentage of total revenue, selling expenses were 9.0%, down from 15.8% in the same period of 2016.

General and Administrative Expenses increased 44.4% to $4.8 million in the first half of 2017 compared to $3.3 million for the same period in 2016. The increased year-over-year expenses were driven by increases in the number of employees, new office space, and travel and listing expenses related to the listing of the securities of the Company on the NYSE American in March 2017.

Income from operations decreased 63.2% to $1.2 million in the first half of 2017 compared to $3.3 million in the same period of 2016 due to higher general and administrative expenses. Operating margin decreased to 16.7% from 38.5% compared to the same period of 2016.

Net income decreased 49.4% to $1.1 million in the first half of 2017 from $2.2 million in the same period of 2016. Fully diluted net income per share was $0.10 in the first half of 2017 compared to $0.20 in the same period of 2016.

Net cash provided by operating activities for the six months ended June 30, 2017, was $2.5 million, a 40.1% decrease from $4.1 million for the six months ended June 30, 2016. The decrease was largely due to a low net income, negative impacts in the exchange rate, and increases in prepayments.

Net cash used in investing activities for the six months ended June 30, 2017 was $0.5 million as compared to $10.7 million for the same period of 2016. This included a $9.8 million purchase of held-to-maturity investments in the second quarter of 2016.

The Company had $15.5 million in cash and cash equivalents as of June 30, 2017, a 279.7% increase from $4.1 million as of the same period in 2016.

Conference Call

The Company will host a conference call at 10:00 AM Eastern Time on August 14, 2017 (10:00 PM Beijing Time) to discuss its results for the second quarter of 2017 and answer questions from investors. Listeners may access the call by dialing:

US (Toll Free): 877-681-3378

International: 719-457-2634

Hong Kong (Toll Free): 800 901 111

A telephone replay will be available approximately 30 minutes after the conclusion of the conference, and end at 11:59 PM on August 21, 2017. The dial-in details are:

US (Toll Free): 844-512-2921

International: 412-317-6671

Passcode: 7128982

An audio recording of the conference call will be available at http://ir.takungart.com/presentations within 30 minutes after the completion of the live call.

About Takung Art Co., Ltd.

Takung Art Co., Ltd. operates a unique, proprietary online trading platform which facilitates art collectors and art-interested investors to gain and trade shared ownerships in Asian and international fine arts. Takung is headquartered in Hong Kong and operates primarily in Hong Kong through its direct wholly-owned subsidiary HongKong Takung Assets and Equity of Artworks Exchange Co. Ltd. and its two wholly-owned subsidiaries in Shanghai and Tianjin that facilitate service and support to its PRC-based traders on the Company's platform. The Company's online trading platform which converts the ownership of artworks into ownership units, enables China's growing middle class to invest in fine art as an investment opportunity. For more information, please visit the Company's website: http://ir.takungart.com/. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd.

Mr. Leslie Chow

Phone: +852 31580977

Email: irmail@takungae.com

Financial statements below:

TAKUNG ART CO., LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in U.S. Dollars except Number of Shares)

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,547,604	$13,395,337
Restricted cash	19,020,425	21,743,360
Account receivables, net	2,509,428	3,058,568
Prepayment and other current assets	1,140,497	968,446
Loan receivables	6,680,115	6,374,046
Total current assets	44,898,069	45,539,757

Non-current assets
Property and equipment, net	2,074,072	2,065,182
Intangible assets	20,409	20,546
Deferred tax assets	266,515	243,772
Other non-current assets	416,517	428,764
Total non-current assets	2,777,513	2,758,264
Total assets	$47,675,582	$48,298,021

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current liabilities
Accrued expenses and other payables	$992,784	$608,883
Customer deposits	19,020,425	21,743,360
Advance from customers	16,560	360,248
Short-term borrowings from third parties	6,244,811	6,308,513
Amount due to related party	1,024,918	1,031,805
Tax payables	865,267	549,897
Total current liabilities	28,164,765	30,602,706
Deferred tax liabilities	51,759	62,618
Total non-current liabilities	51,759	62,618
Total liabilities	28,216,524	30,665,324

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock (1,000,000,000 shares authorized; $0.001 par value; 11,188,882 shares issued and outstanding as of June 30, 2017; 11,169,276 shares issued and outstanding as of December 31, 2016)	11,189	11,169
Additional paid-in capital	5,852,488	5,532,426
Retained earnings	14,292,329	13,172,671
Accumulated other comprehensive loss	(696,948)	(1,083,569)
Total stockholders’ equity	19,459,058	17,632,697
Total liabilities and stockholders’ equity	$47,675,582	$48,298,021

TAKUNG ART CO., LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Stated in U.S. Dollars except Number of Shares)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Listing fee revenue	$843,205	$3,002,474	$3,151,151	$5,197,538
Commission revenue	1,803,212	926,789	3,473,825	2,070,260
Gross management fee revenue	272,420	431,584	564,971	560,075
Annual fee revenue	236	268	719	429
Authorized agent subscription revenue	-	322,158	-	643,741
Total revenue	2,919,073	4,683,273	7,190,666	8,472,043

Cost of revenue	(267,508)	(275,416)	(530,167)	(537,483)

Gross profit	2,651,565	4,407,857	6,660,499	7,934,560

Operating expenses:
General and administrative expenses	(2,238,889)	(1,770,351)	(4,812,280)	(3,331,724)
Selling expenses	(310,332)	(703,366)	(647,859)	(1,341,575)

Income from operations	102,344	1,934,140	1,200,360	3,261,261

Other income and expenses:
Other income	141,853	99,887	254,211	150,530
Loan interest expense	(153,812)	-	(303,703)	-
Exchange gain (loss)	228,014	(538,006)	348,951	(418,550)
Total other income (loss)	216,055	(438,119)	299,459	(268,020)

Income before provision for income taxes	318,399	1,496,021	1,499,819	2,993,241

Provision for income taxes	(72,280)	(379,178)	(380,161)	(780,346)

Net income	$246,119	$1,116,843	$1,119,658	$2,212,895

Foreign currency translation adjustment	252,094	(3,934)	386,621	8,150

Comprehensive income	$498,213	$1,112,909	$1,506,279	$2,221,045

Earnings per common share– basic	$0.02	$0.11	$0.10	$0.21
Earnings per common share– diluted	0.02	0.10	0.10	0.20
Weighted average number of common shares outstanding-basic	11,188,882	10,632,276	10,963,724	10,632,276
Weighted average number of common shares outstanding-diluted	11,416,886	11,311,385	11,716,288	11,232,989

TAKUNG ART CO., LTD AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Stated in U.S. Dollars)

(UNAUDITED)

	For the Six Months	For the Six Months
	Ended	Ended
	June 30,	June 30,
	2017	2016
Cash flows from operating activities:
Net income	$1,119,658	$2,212,895
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	347,906	239,700
Changes in exchange rate	(206,399)	539,986
Stock-based compensation	320,082	659,774
Amortization of prepaid interest expense	161,604	1,663
Changes in operating assets and liabilities:
Account receivables	549,140	(551,839)
Deposit	-	104,079
Prepayment	(159,804)	349,671
Other non-current assets	-	(196,199)
Restricted cash	2,722,935	(9,481,227)
Due from director	-	502
Customer deposits	(2,722,935)	9,481,227
Advance from customer	(343,688)	260,353
Deferred tax assets	(22,743)	(49,709)
Deferred tax liabilities	(10,859)	(45,037)
Tax payable	315,370	309,536
Accrued expenses and other payables	383,901	259,138
Net cash provided by operating activities	2,454,168	4,094,513

Cash flows from investing activities:
Purchase of property and equipment	(343,670)	(884,555)
Purchase of held-to-maturity investments	-	(9,780,466)
Purchase of available-for-sales investment	(35,991,917)	-
Maturity and redemption of available-for-sales investment	35,991,917	-
Loan to third parties	(3,608,264)	-
Repayment from loan to third parties	3,456,109	-
Net cash used in investing activities	(495,825)	(10,665,021)

Effect of exchange rate change on cash and cash equivalents	193,924	(104,339)

Net increase in cash and cash equivalents	2,152,267	(6,674,847)

Cash and cash equivalents, beginning balance	13,395,337	10,769,456

Cash and cash equivalents, ending balance	$15,547,604	$4,094,609

Supplemental cash flows information:
Cash paid for interest	$284,560	$-
Cash paid for income tax	$-	$563,021